UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under Rule 240.14a-12

BLOCKBUSTER INC.

(Exact Name of Registrant as Specified in Its Charter)

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The following is the text of a press release issued by Blockbuster Inc. on May 24, 2010, containing the text of a letter that Blockbuster Inc. will mail to its stockholders.

Blockbuster Board Urges Stockholders to Vote the “WHITE” Proxy Card

DALLAS, May 24, 2010 / PRNewswire-FirstCall / — Blockbuster Inc. (NYSE: BBI, BBI.B), a leading global provider of media entertainment, has sent the following letter to its stockholders urging them to vote the “WHITE” proxy card “FOR” the Company’s nominees for election to the board:

To Our Fellow Blockbuster Stockholders:

You have an opportunity to make a critical decision regarding the future of Blockbuster.

You have likely received solicitation materials from a dissident stockholder, Gregory Meyer, who is seeking election to the Blockbuster Board through a hostile, self-serving proxy contest. It is imperative that you understand the steps taken by the Nominating/Corporate Governance Committee of your Board of Directors in determining that Meyer is not qualified to serve on the Board and that his election would pose a risk to the future of our company.

There is a risk in supporting Meyer

Meyer wants you to believe that electing him to the Board is a low-risk proposition. We urge you not to make that assumption. Blockbuster currently faces a myriad of challenges – from a constantly changing competitive landscape to significant financial and liquidity pressures – all of which have no quick fixes or easy solutions. Your Board and management have worked diligently to respond to these challenges and save Blockbuster from the fates of Movie Gallery and Hollywood Video. We are mid-stream on a comprehensive, focused strategy to recapitalize the company and transform Blockbuster into the leading, multi-platform provider of media entertainment. We strongly believe that this is not the time for a disruptive influence such as Meyer on the Board. In casting your vote, please consider the following:

Despite his claims to the contrary, Meyer lacks the critical industry and business experience necessary to serve on your Board.

To anyone who will listen, Meyer has touted his “direct relevant industry experience” and “financial expertise.” The fact is that Meyer operated a nominal kiosk company, which he sold long ago, and his financial “expertise” is limited to knowledge of fixed-income securities. How he is qualified to contribute as a member of your Board to the turnaround of a multi-billion dollar business is unclear. As far as we have been able to ascertain, Meyer is currently an unemployed consultant. When we reviewed his candidacy for the Board, we concluded that his very limited experience made it unlikely that he would offer any material contribution to our governance process.

Our slate of nominees, on the other hand, includes a complementary blend of large company management and board experience, financial and business acumen and extensive knowledge and understanding of the complex, multi-channel industry in which we operate. Our slate of nominees has recently been strengthened by the addition of Kathleen Dore, who brings extensive cable, programming and media expertise, and Joseph Fitzsimmons, who brings financial management and retail expertise from the world’s largest retailer, to our already impressive slate of nominees. Electing Meyer in place of one of our nominees would be a mistake.

All of the ideas Meyer has suggested for the improvement of our business have been either unoriginal or unworkable.

Not surprisingly, given his limited knowledge of our business and industry, Meyer’s “ideas of the day” for our company make him a distraction to management and add nothing to our corporate governance. So far, he has recommended that we:

•	Install kiosks – Already done; we are well on our way to 10,000 BLOCKBUSTER Express® branded kiosks by year-end.

•	Change our pricing and terms – Already done; we introduced new pricing and terms nationwide in March.

•	Aggressively spend discretionary dollars on advertising – Not feasible given our current liquidity constraints which Meyer appears not to comprehend.

•	Pursue a specific recapitalization alternative proposed “confidentially” by Meyer – Determined to be unworkable by independent financial and legal advisors.

These haphazard ideas are not helpful, demonstrate Meyer’s naïveté, and constitute a distraction from the hard work required to address the pressing challenges facing our company.

Meyer’s behavior has been threatening, amateurish and reflects an unwillingness to play by the rules.

Like every other director nominee, Meyer was put through the standard director candidate vetting process, but your Board determined that he was not qualified to represent your interests. Because this outcome was “unacceptable” to Meyer, he confirmed that he would move forward with a proxy contest. He then sent a “settlement offer” to the Board in which he threatened to cause “distraction and embarrassment to existing management and board members.” Yet, he claims that he will work constructively with management and the remainder of the Board should he be elected. We find that difficult to believe. As he is now, Meyer would be both a distraction and nuisance on your Board that would impede our progress.

You should also be aware that, in an effort to avoid this proxy contest, Meyer was offered a role as a consultant to Blockbuster. Meyer quickly rejected that proposal, choosing rather to proceed with an ill-conceived proxy contest which will be costly to both Blockbuster and its stockholders. In fact, despite his criticism of what he calls unnecessary expenses incurred by the company to respond to the contest he initiated, Meyer has confirmed that he intends to bill Blockbuster for his proxy contest expenses should he be elected.

The choice is clear

Your current Board and management have worked diligently to position the company for the future from both a strategic and financial perspective despite a severe economic downturn, enormous competitive pressures and constantly changing consumer entertainment preferences, and we continue to do so today. We understand your potential frustration, and are equally frustrated, that Blockbuster’s current stock price does not reflect the true value and potential of this company. However, we are optimistic regarding our long-term viability and success given Blockbuster’s iconic brand and multi-channel distribution opportunities, and we are currently working to recapitalize the company so that we can take advantage of these opportunities and maximize the value of our enterprise. There could not be a worse time in your company’s history to gamble on an unknown – an unknown whose inexperience, demonstrated lack of understanding of our business and alarming behavior pose a risk to our ability to overcome our current challenges and thrive in the future.

Vote your WHITE proxy card today!

We strongly encourage you to support Blockbuster by voting your WHITE proxy card today, regardless of how many shares you own. Even if you have already voted on a Gold proxy card, it is not too late to change your vote. Only the latest dated proxy card will be counted.

Thank you for your continued support,

THE BLOCKBUSTER BOARD OF DIRECTORS

IMPORTANT!

•	Regardless of how many shares you own, your vote is very important. Please sign, date and mail the enclosed WHITE proxy card.

•	Please vote each WHITE proxy card you receive since each account must be voted separately. Only your latest dated proxy counts. We urge you NOT to sign any Gold proxy card sent to you by Meyer.

•

Even if you have sent a Gold proxy card to Meyer, you have every right to change your vote. You may revoke that proxy, and vote as recommended by your Board by signing, dating and mailing the enclosed WHITE proxy card in the enclosed postage-paid envelope.

•

If your shares are held in the name of a brokerage firm or bank, please sign, date and mail the enclosed WHITE voting instruction form in the postage paid envelope to give your broker or bank specific instructions on how to vote your shares. Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or via the Internet. Please refer to the enclosed voting form for instructions on how to vote electronically. You may also vote by signing, dating and returning the enclosed voting form.

If you have any questions on how to vote your shares,

please call our proxy solicitor:

MORROW & CO., LLC AT (800) 969-2372

Company Statement

Stockholders are urged to read Blockbuster’s definitive proxy statement because it contains important information regarding Blockbuster’s annual meeting of stockholders to be held on June 24, 2010. Stockholders and other interested parties may obtain, free of charge, copies of the proxy statement, and any other documents filed by Blockbuster with the SEC, at the SEC’s Internet website at www.sec.gov. The proxy statement and these other documents may also be obtained free of charge by contacting Morrow & Co., Inc., the firm assisting Blockbuster in the solicitation of proxies, toll-free at 1-800-607-0088.

Blockbuster and certain of its directors and executive officers may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from Blockbuster’s stockholders in respect of the 2010 annual meeting of stockholders. Information regarding the interests of such persons, including such persons’ beneficial ownership of Blockbuster common stock is set forth in Blockbuster’s definitive proxy statement, filed with the SEC on May 21, 2010, with respect to the 2010 annual meeting of stockholders.

Forward-Looking Statements

This letter contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may also be included from time to time in our other public filings, press releases, our website and oral and written presentations by management. Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “predicts,” “targets,” “seeks,” “could,” “intends,” “foresees” or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements that describe our strategies, initiatives, objectives, plans or goals are forward-looking. These forward-looking statements are based on management’s current intent, belief, expectations, estimates and projections. These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict. Therefore, actual results may vary materially from what is expressed in or indicated by the forward-looking statements. The risk factors set forth under “Item 1A. Risk Factors” in our Annual Reports on Form 10-K and other matters discussed from time to time in our filings with the Securities and Exchange Commission, including the “Disclosure Regarding Forward-Looking Information” and “Risk Factors” sections of our Quarterly Reports on Form 10-Q, among others, could affect future results, causing these results to differ materially from those expressed in our forward-looking statements. In the event that the risks disclosed in our public filings cause results to differ materially from those expressed in our forward-looking statements, our business, financial condition, results of operations or liquidity could be materially adversely affected and investors in our securities could lose part or all of their investments. Accordingly, our investors are cautioned not to place undue reliance on these forward-looking statements because, while we believe the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate. Further, the forward-looking statements included in this letter and those included from time to time in our other public filings, press releases, our website and oral and written presentations by management are only made as of the respective dates thereof. Except as otherwise required by law, we undertake no obligation to update publicly any forward-looking statement in this letter or in other documents, our website or oral statements for any reason, even if new information becomes available or other events occur in the future.

About Blockbuster Inc.

Blockbuster Inc. is a leading global provider of rental and retail movie and game entertainment. The company provides customers with convenient access to media entertainment anywhere, any way they want it – whether in-store, by-mail, through vending kiosks or digitally to their homes and mobile devices. With a highly recognized brand and a library of more than 125,000 movie and game titles, Blockbuster leverages its multichannel presence to serve nearly 47 million global customers annually. The company may be accessed worldwide at www.blockbuster.com.

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Investor Relations contact:

Kellie Nugent, Director, Investor Relations of Blockbuster Inc., +1-214-854-4442, kellie.nugent@blockbuster.com

Media contact:

Rebecca Fannin of Hill and Knowlton, +1-202-944-1928, rebecca.fannin@hillandknowlton.com, for Blockbuster Inc.